Exhibit 23.(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 for TIAA-CREF Life Insurance Company of our report dated April 12, 2010 relating to the statutory basis financial statements of TIAA-CREF Life Insurance Company, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 12, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

April 26, 2010